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                                                                   Exhibit 10(f)

AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
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     This Agreement, dated as of January 26, 2001, is made between EMONS
TRANSPORTATION GROUP, INC. (formerly known as Emons Holdings, Inc.) a Delaware corporation with offices at 96 South George Street, Suite 400, York, Pennsylvania 17401 (together with any and all present and future affiliates and subsidiaries thereof, the "Company"), and ROBERT GROSSMAN, residing at 1013 Stillwood Circle, Lititz, PA 17543 formerly at 57 Deer Ford Drive, Lancaster, PA 17601 (the "Employee"). All capitalized terms contained in this Agreement not otherwise defined herein have the meanings defined in the Amended and Restated Employment Agreement, dated as of December 31, 1989, and amendments thereto dated as of May 26, 1994, June 17, 1998, November 19, 1998 and March 20, 2000, between the Company and Employee.

                                   RECITALS
                                   --------

     The Company and Employee previously entered into an Employment Agreement, dated as of December 31, 1986 (the "1986 Employment Agreement"), between the Company and Employee, pursuant to which the Company engaged Employee to serve as Chairman of the Board and Chief Executive Officer of the Company and perform services for the Company pursuant to the terms and condition of the 1986 Employment Agreement.

     The Company and Employee amended and restated the 1986 Employment Agreement to read in full as set forth in the Amended and Restated Employment Agreement dated as of December 31, 1989 between the Company and Employee (as subsequently amended by amendments dated May 26, 1994, June 17, 1998, November 19, 1998 and March 20, 2000, the "Amended and Restated Employment Agreement").

     The Company and Employee desires to further amend the Amended and Restated Employment Agreement in certain respects as provided herein.

                 _____________________________________________

     In consideration of the promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Amended and Restated Employment Agreement as set forth herein:

     1. Amendment to Section 6(d).  Section 6(d) is hereby amended and restated
        --------------------------
in its entirety to read as follows:

     (d)  Termination by the Company other than for Due Cause.  The foregoing
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notwithstanding, the Company may terminate Employee's employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event such termination is not due to Disability as provided in Section 6(b) or based on Due Cause as provided in
Section 6(c), Employee shall be entitled to a lump sum payment, payable within thirty (30) days after his termination of employment, of an amount equal to three (3) times the Average Annual Base Salary (as defined below) pursuant to
Section 3 for the three (3) calendar years most recently ended prior to his termination plus three (3) times the Average Annual Bonus (as defined below) for the three (3) calendar years most recently ended prior to his
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termination; provided that, except in the case of a termination by the Company without Due Cause which occurs, or which under section 6(f) is deemed to occur, within 1 (one) year after a Change in Control of the Company (as defined in section 6(f)), if the Board of Directors determines that the payment of such lump sum amount would have a materially adverse effect on the financial condition of the Company, the Company may elect to pay such amount to Employee in 36 equal consecutive monthly installments payable on the first day of each month commencing within 30 days after such termination. For the purposes of this subsection, "Average Annual Base Salary" means the aggregate base salary paid to Employee for the applicable period pursuant to section 3 divided by three (3), and "Average Annual Bonus" means the aggregate of all bonuses and other cash incentive compensation paid to Employee during the applicable period pursuant to the Incentive Compensation Plan or otherwise divided by three(3). Employee shall be under no obligation to seek subsequent employment and upon obtaining subsequent employment shall be under no obligation to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against the aforesaid termination payment due under this section. The Company shall continue to pay the automobile allowance pursuant to Section 4 and shall continue to carry the life, disability, health, hospitalization, surgical and major medical insurance coverage for Employee for a 36-month period following termination of employment, unless prohibited by the insurer or by law, in which case the Company shall provide the economic equivalent. If coverage is continued, the Company shall give the Employee the right to assume the life, disability, health, hospitalization, surgical and major medical insurance coverage or to reimburse the Company for its continuing payments under such policies, unless prohibited by the insurer or by law. For purposes of this Agreement, "economic equivalent" shall mean the cost of the premiums paid by the Company for the insurance coverage provided to Employee by the Company during the 12 consecutive month period prior to such termination. Any such continuing insurance coverage, or economic equivalent thereof, will be offset by comparable coverage to Employee in connection with subsequent employment, if any. Other rights and benefits of Employee under employee benefit plans and programs of the Company, generally, will be determined in accordance with the terms and provisions of such plans and programs.

     2. Amendment to Section 6(f).  The first sentence of Section 6(f),
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Termination of Employment Following a Change in Control is hereby amended and
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restated to read as follows:

     (f) Employee may terminate his employment with the Company within one (1) year after a Change in Control of the Company, as defined below, and such termination of employment shall be deemed as a termination of employment by the Company without Due Cause under this section.

     3. Addition of Section 6(h).   Section 6(h) shall be added and shall read
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in its entirety as follows:

     (h) Reduction of Payments.  In the event that the payments and benefits to
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be paid or provided to Employee pursuant to Section 6, either alone or together with any other benefits or payments to be provided to Employee pursuant to this Agreement or otherwise, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, then such payments shall be reduced to the largest amount that the Company can pay to Employee without such payments being nondeductible by the Company as a result of the application
of Section 280G.   The determination of whether any payments shall be reduced
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pursuant to this Section 6(h) shall be made in good faith by the certified public accounts of the Company and shall be conclusive and binding on the Company and Employee.

     4. Except as herein specifically amended, all terms, covenants and provisions of the Amended and Restated Employment Agreement, shall remain in full force and effect and shall be performed by the parties thereto according to its terms and provisions.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Amended and Restated Employment Agreement as of the date first above stated.

                              EMONS TRANSPORTATION GROUP, INC.



                              By:    /s/ Scott F. Ziegler
                                  -----------------------------------
                              Name:  Scott F. Ziegler
                              Title: Senior Vice President and CFO,
                                     Controller and Secretary




                                     /s/ Robert Grossman
                              ---------------------------------------
                                     Robert Grossman